Exhibit 3.16

SECOND AMENDED AND RESTATED

BY-LAWS

OF

THE CORTLAND COMPANIES, INC.

1.	MEETINGS OF STOCKHOLDERS

1.1 Annual Meeting. The annual meeting of stockholders shall be held on May 14th each year, or as soon thereafter as practicable, and shall be held at a place and time determined by the board of directors (the “Board”).

1.2 Special Meetings. Special meetings of the stockholders may be called by resolution of the Board or by the president and shall be called by the president or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the directors then in office or of the holders of 10% of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required under Section 1.5 of these by-laws or by law. Each notice of a meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty days or if, after the adjournment, a new record date fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4.

1.6 Voting; Proxies. Each stockholder of record shall be entitled to one vote for every share registered in his name. Corporate action to be taken by stockholder vote, including the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8 of these by-laws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

1.7 List of Stockholders. Not less than 10 days prior to the date of any meeting of stockholders, the secretary of the corporation shall, prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at ‘which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

1.9 Cortec Group Fund III L.P. Rights. Without limiting any other right that Cortec Group Fund Ill, L.P. (the “Cortec Fund”) may have as a stockholder or otherwise, when, and so long as, the Cortec Fund owns any stock of the corporation, it shall have the following rights:

(a) The Cortec Fund shall have the right, exercisable by written notice to the corporation and each of the other stockholders, if any, to designate 3 members of the Board as provided in Section 2.1. The Cortec Fund may at any time direct that the person(s) designated by it to serve as a member of any such Board be removed, with or without cause. If the director(s) designated by the Cortec Fund dies, resigns or is removed by the Cortec Fund, the Cortec Fund shall have the right to designate a successor(s).

(b) The Cortec Fund shall have the right to consult with and advise management of the corporation, and to receive all material provided to members of the Board.

(c) The Cortec Fund shall have the right to visit and inspect the properties of the corporation and each of its direct or indirect subsidiaries, examine and copy their books of record and account, and discuss their affairs, finances and accounts with their officers and independent public accountants, all at such reasonable times as the Cortec Fund may desire, and the Cortec Fund’s representative(s) may meet with the senior management of the corporation annually to discuss their operations and prospects.

(d) The Cortec Fund shall have the right, exercisable by written notice to the Corporation, to designate one observer (the “Cortec Observer”) to attend meetings of the Board and its committees. The corporation shall give the Cortec Observer a written notice of each meeting of the Board and committees thereof at the same time and in the same manner as the members of the Board or committees thereof, as applicable, receive notice of such meetings. The corporation shall permit the Cortec Observer to attend as an observer all meetings or committees of the Board and committees thereat The Cortec Observer shall be entitled to receive all written materials and other information given to directors in connection with such meetings at the same time such materials and information are given to the directors. The Cortec Observer shall be removal and replacement by Costae Fund at any time.

(e) The Cortec Observer shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board and any committee; provided, however, that the corporation shall be under no obligation to take any action with respect to any proposals made or advice furnished by any Cortec Observer, other than to take such proposals or advice seriously and to consider them. Each Cortec Observer shall have a duty of confidentiality to the corporation comparable to the duty of confidentiality of a director.

1.10 Equity Observer; Board of Directors Representation.

(a) Certain equity investors in the corporation may, by separate written agreement with the corporation, be granted the right to designate either (i) one director to serve on the Board or (ii) one observer to attend meetings of the Board (an “Equity Observer” and together with any Cortec Observer, the “Observers”). The corporation shall give such Equity Observer a written notice of each meeting of the Board at the same time and in the same manner as the members of the Board receive notice of such meetings. The corporation shall permit such Equity Observer to attend as an observer all meetings of the Board. Such Equity Observer shall be entitled to receive all written materials and other information given to directors in connection with such meetings at the same time such materials and information are given to the directors. Such Equity Observer will be required to enter into and be bound by a Confidentiality Agreement with the corporation, in form and substance reasonably satisfactory to the corporation.

(b) Any director or Equity Observer designated by an equity investor class of equity investors pursuant to separate written agreement with the corporation shall be subject to removal and replacement by such equity investor or class of investors at any time.

(c) If an issue is to be discussed or otherwise arises at any meeting of the Board or any committee thereof, which, in the reasonable judgment of the Board, cannot be discussed in the presence of one or more Observers in order to avoid a conflict of interest on the part of those Observers or to preserve an attorney-client or accountant-client or any other available privilege, then such issue may be discussed without those Observers being present and may be deleted from any materials being distributed in connection with any meeting at which such issues are to be discussed, so long as those Observers are given notice of the occurrence of such meeting and the deletion of such materials.

2.	BOARD OF DIRECTORS.

2.1 Number, Qualification, Election and Term of Directors. The business of the corporation shall be managed by the Board, which shall consist of no fewer than 3 and no more than 7 directors. At each annual meeting of the stockholders, the Cortec Fund shall have the right to designate 3 members of the Board (the “Cortec Directors”). The number of directors may be changed by resolution of a majority of the Board or by the stockholders, but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9. As used in these by-laws, the term “entire Board” means the total number of directors which the corporation would have if there were no vacancies on the Board.

2.2 Quorum and Manner of Acting. A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting, except us provided in Section 2.10 of these by-laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these by-laws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.

2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these by-laws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5 Special Meetings. Special meetings of the Board may be called by the president or by a majority of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee.

2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear Participation by such means shall constitute presence in person at the meeting.

2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his resignation in writing to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

2.10 Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

2.11 Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the corporation, its affiliates or subsidiaries in other capacities.

3.	COMMITTEES.

3.1 Executive Committee. The Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee of one or more directors which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, section 141(c) of the Delaware General Corporation Law, or any other applicable law. The members of the Executive Committee shall serve at the pleasure of the Board. All action of the Executive Committee shall be reported to the Board at its next meeting.

3.2 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.3 Rules Applicable to Committees. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4.	OFFICERS

4.1 Number; Security. The executive officers of the corporation shall be the president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2 Election; Term of Office. All officers shall be elected by the Board of Directors at its first meeting held after the tumid election of directors. The officers need not be directors. Unless elected for a lesser term, each officer shall hold office at the pleasure of the Board of Directors, until such officer resigns or is removed by the Board of Directors.

4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and derma the powers and duties of any subordinate officers, agents or employees.

4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the corporation, to take effect at the time Specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or by the president.

4.5 Vacancies. A vacancy in any office may be filled for the unexpired terms in the manner prescribed in Sections 4.2 and 4.3 of these by-laws for election on or appointment to the office.

4.6 The President. The president shall be the chief executive officer of the corporation. In the absence of a chairman designated by the Board, the president shall preside at all meetings of the Board and of the stockholders. Subject to the control of the Board, he shall have general supervision over the business of the corporation and shall have such other powers and duties as presidents of corporations usually have or as the Board assigns to him.

4.7 Vice President. Each vice president shall have such powers and duties as the Board or the president assigns to him.

4.8 The Treasurer. The treasurer shall be the chief financial officer of the corporation and shall be in charge of the corporation’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him.

4.9 The Secretary. The secretary shall be the secretary and keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he shall have such powers and duties as the Board or the president assigns to him. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.10 Salaries. The Board may fix the officers’ salaries, if any, or it may authorize the president to fix the salary of any other officer.

5.	SHARES.

5.1 Certificates. The corporation’s shares shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the president or a vice president and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.

5.2 Transfers. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 or less than 10 days before the date of the meeting or more than 60 days before any other action.

6.	INDEMNIFICATION

6.1 Indemnification of Officers and Directors. To the fullest extent authorized or permitted by law, the corporation shall indemnify any person made, or threatened to be made, a party to any action or proceeding, whether civil, at law, in equity, criminal, administrative, investigative or otherwise, including any action by or in the right of the corporation, by reason of the fact that such person, whether before or after adoption of this Article, is or was a director or officer of the corporation, or is or was serving, at the request of the corporation, as a director, officer or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (any such person being a “Responsible Person”), or is an heir, successor or administrator of a Responsible Person, from and against all judgments, fines, penalties, amounts paid in settlement (provided the corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys’ fees and costs of investigation, incurred by such person with respect to any such threatened or actual action or proceeding, and any appeal therein, provided only that (x) acts of the Responsible Person which were material to the cause of action so adjudicated or otherwise disposed of were (i) committed in good faith and (ii) were committed in a manner the Responsible Person reasonably believed to be in or not opposed to the best interests of the corporation, and (y) with respect to any criminal action or proceeding, the Responsible Person had no reasonable cause to believe his or her conduct was unlawful. For purposes of this Article 6, any director or officer of a direct or indirect wholly-owned subsidiary of the corporation shall be deemed to be serving in that capacity at the request of the corporation. Any person entitled to indemnification pursuant to this Section 6.1 is hereinafter referred to as an “Indemnified Person.”

6.2 Advancement of Expenses. All expenses reasonably incurred by a Responsible Person or his heir, successor or administrator in connection with a threatened or actual action or proceeding with respect to which such person is or may be entitled to indemnification under this Article shall be advanced or promptly reimbursed by the corporation to him in advance of the final, non-appealable disposition of such action or proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled.

6.3 Procedure for Indemnification.

(a) Not later than thirty (30) days following final disposition of an action or proceeding with respect to which the corporation has received a written request for indemnification pursuant to this Article by a person who is or may be entitled to such indemnification (a “Claimant”), if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Responsible Person met the standard of conduct set forth in Section 6.1 of this Article, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

(b) Such standard shall be found to have been met unless (i) a judgment or other final adjudication adverse to the Claimant establishes that (A) acts of the Responsible Person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (B) the Responsible Person personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (ii) if the action or proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such Judgment or other final adjudication would have been adverse to the Claimant and would have established (A) or (B) above.

(c) If indemnification is denied, in whole or part, because of such a finding by the Board in the absence of a judgment or other final adjudication, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action by the Board shall in no way affect the right of the Claimant to make application therefor in any court having jurisdiction thereof, and in such action or proceeding the issue shall be whether the Responsible Person met the standard of conduct set forth in Section 6.1, or whether the expenses were reasonable, as the case may be; not whether the finding of the Board with respect thereto was correct; and the determination of such issue shall not be affected by the Board’s finding. If the judgment or other fund adjudication in such action or proceeding establishes that the Responsible Person met the standard of conduct set forth in Section 6.1, or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met if it has not done so, and shall grant such indemnification, and shall also grant to the Indemnified Person indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.

(d) A finding by the Board pursuant to this Section that the standard of conduct set forth in Section 6.1 bas been met shall mean a finding (i) by a quorum consisting of directors who are not parties to such action or proceeding or, (ii) if such a quorum is not obtainable or, if obtainable, such a quorum is unable to make such a finding and so directs, (A) by the Board upon the written opinion of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or (B) by the stockholders upon a finding that such standard has been met, such action by the Board or stockholders to be taken as promptly as is practicable.

6.4 Primacy of Indemnification; Subrogation. The corporation hereby acknowledges that the Indemnified Persons have certain rights to indemnification, advancement of expenses and/or insurance provided by Cortec Fund and certain of its affiliates (collectively, the “Fund Indemnitors”). Notwithstanding any such arrangements, the corporation (i) shall be the indemnitor of first resort (i.e. its obligations to indemnify the Indemnified Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnified Person are secondary); (ii) shall be required to advance the full amount of expenses incurred by any Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these by-laws and the Certificate of Incorporation of the corporation, without regard to any rights such Indemnified Person may have against the Fund Indemnitors; and (iii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims it may have against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect of its indemnification of and advancement of expenses to the Indemnified Persons. No advancement or payment by the Fund Indemnitors on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the corporation shall affect the foregoing and the Fund Indemnitors shall, to the extent of such advancement or payment, have a right of contribution from the corporation and/or a right of subrogation to all tights of recovery of such indemnified Person against the corporation. Each Fund Indemnitor shall be an express third party beneficiary of this Section 6.4.

6.5 Contractual Article. This Article shall be deemed to constitute a contract between the corporation and each director and each officer of the corporation and each Observer who serves as such at any time while this Article is in effect. No repeal or amendment of this Article, insofar as it reduces the extent of the indemnification of any person who could be a Responsible Person, shall without his written consent be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (a) the date of such repeal or amendment if on that date he is not serving in any capacity for which he could be a Responsible Person, or (b) the thirtieth (30th) day following delivery to him of written notice of such amendment as to any capacity in which he is serving on the date of such repeal or amendment, other than as a director, officer or Observer of the corporation, for which he could be a Responsible Person, or (c) the later of the thirtieth (30th) day following delivery to him of such notice or the end of the term of office (for whatever reason) he is serving as director, officer or Observer of the corporation when such repeal or amendment is adopted, with respect to being a Responsible Person in that capacity. No amendment of the Business Corporation Law shall, insofar as it reduces the permissible extent of the right of indemnification of a Responsible Person under this Article, be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Article shall be binding on any successor to the corporation, including any corporation or other entity which acquires all or substantially all of the corporation’s assets.

6.6 Insurance. The corporation may, but need not, maintain insurance insuring the corporation or persons entitled to indemnification under Section 6.1 of this Article for liabilities against which they are entitled to indemnification under this Article or insuring such persons for liabilities against which they are not entitled to indemnification under this Article.

6.7 Non-exclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Article. The corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article to the full extent permitted by law.

7.	MISCELLANEOUS.

7.1 Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the corporation’s name and the year and state in which it was incorporated.

7.2 Fiscal Year. The Board may determine the corporation’s fiscal year. Until changed by the Board, the corporation’s fiscal year shall be the calendar year.

7.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the corporation may be represented and voted by the president or a vice president of this corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

7.4 Amendments. By-laws may be amended, repealed or adopted by the stockholders or by a majority of the entire Board, but any by-law adopted by the Board may be amended or repealed by the stockholders.

As adopted on: August 8, 2008